                                  EXHIBIT 4.1


                               [FORM OF FACE]


                                   KFx Inc.


                       6% CONVERTIBLE DEBENTURE DUE 2002


No. __________                                                U.S. $10,000
Debenture ISIN XS0078387601
Common Code 7838760


        KFx Inc., a corporation duly organized and existing under the laws of the State of Delaware (the "Company"), for value received, hereby promises to pay to bearer, upon presentation and surrender of this Debenture, an amount equal to 112% of the principal sum of Ten Thousand United States Dollars on the date in the year 2002 which is five Business Days prior to the fifth anniversary of the Initial Closing Date (the "Maturity Date") and to pay interest on such principal sum, from the Initial Closing Date, or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, semi-annually in arrears on January 31 and July 31 in each year (an "Interest Payment Date"), commencing January 31, 1998, at the rate of 6% per annum, until the principal hereof and premium, if any, is due, and at the rate of 8% per annum on any overdue principal and, to the extent permitted by law, on any overdue interest. Such payments shall be made, subject to any laws or regulations applicable thereto and to the right of the Company (limited as provided in the Indenture) to terminate the appointment of any such Paying Agent, at the option of the Holder, at the principal office of Banque Internationale A Luxembourg, Luxembourg, or at such other offices or agencies outside the United States (as defined below) as the Company may designate, at the option of the Holder, by a United States Dollar check drawn on a bank in the City of New York or by transfer of United States Dollars to an account maintained by the Holder with a bank located outside the United States, provided that such Holder shall have furnished wire transfer instructions in writing to the Paying Agent by no later than five days prior to the relevant payment date. Interest on this Debenture due on or before the Maturity Date shall be payable only upon presentation and surrender at such an office or agency of the Coupons hereto attached as they severally mature. No payment of principal of, premium, if any, or interest on, including Additional Amounts (as defined below) with respect to, this Debenture shall be made at the Corporate Trust Office of the Trustee under the Indenture referred to on the reverse hereof or at any other office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States; provided, however, that payment of principal of, premium, if any, or interest on this Debenture and payment of any such Additional Amounts may be made at an office of the Paying Agent in the United States, if (but only if) payment of the full amount of such principal, premium, if any, interest or Additional Amounts, as the case may be, at all offices outside the United States maintained for such purpose by the Company in accordance with the Indenture is illegal or effectively precluded by exchange controls or other similar restrictions on the full payment or receipt of such amounts in United States Dollars, as determined by the Company.

        Subject to the terms of the Indenture, the Company will pay to the Holder of this Debenture or any Coupon, who is not a "United States Person" such additional amounts ("Additional Amounts") as may be necessary in order that every net payment of the principal of, premium, if any, and interest on this Debenture (including payment on redemption or repurchase), after deduction or withholding for or on account of any present or future tax assessment or governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in this Debenture or in such Coupon to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts will not apply to:


        (a) any tax, assessment or other governmental charge which would not have been so imposed but for (i) the existence of any present or former connection between such Holder (or between a fiduciary, settlor, beneficiary, member, shareholder of or possessor of a power over such Holder, if such Holder is an estate, a trust, a partnership or a corporation) and the United States or any political subdivision or taxing authority thereof or therein, including, without limitation, such Holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident of the United States or treated as a resident thereof, or being or having been engaged in trade or business or present therein, or having a permanent establishment therein, or (ii) such Holder's present or former status as a personal holding company, a foreign personal holding company with respect to the United States, a controlled foreign corporation or a passive foreign investment company for United States tax purposes or a corporation which accumulates earnings to avoid United States federal income tax;


        (b) any tax, assessment or other governmental charge which would not have been so imposed but for the presentation by the Holder of this Debenture or any Coupon for payment on a date more than 15 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;


        (c) any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or governmental charge;


        (d) any tax, assessment or other governmental charge which would not have been imposed but for the failure to comply with any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of this Debenture or any Coupon appertaining hereto, if compliance is required by statute or by regulation of the United States Treasury Department as a precondition to exemption from such tax, assessment or other governmental charge;


        (e) any tax, assessment or other governmental charge which is payable otherwise than by deduction or withholding from payments of principal of or interest on this Debenture;

        (f) any tax, assessment or other governmental charge imposed as a result of a Person's past or present actual or constructive ownership, including by virtue of the right to convert Debentures, of 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote;


        (g) any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of the principal of or interest on this Debenture, if such payment can be made without such withholding by any other Paying Agent in Western Europe;


        (h) any tax, assessment or other governmental charge imposed on a Holder that is not the sole beneficial owner of this Debenture or that is a partnership or a fiduciary, but only to the extent that any beneficial owner or member of the partnership or beneficiary or settlor with respect to the fiduciary would not have been entitled to the payment of Additional Amounts had the beneficial owner or member directly received its beneficial or distributive share of payments on this Debenture; or


        (i)  any combination of items (a), (b), (c), (d), (e), (f), (g) and (h).



        Notwithstanding the foregoing, if and so long as a certification, identification or other information reporting requirement referred to in the fourth paragraph of the reverse hereof would be fully satisfied by payment of a backup withholding tax or similar charge, the Company may elect, by so stating in the Determination Notice (as defined on the reverse hereof), to have the provisions of this paragraph apply in lieu of the provisions of such paragraph. In such event, the Company will pay, as Additional Amounts, such amounts as may be necessary so that every net payment made, following the effective date of such requirements, outside the United States by the Company or any Paying Agent of principal due in respect of this Debenture, or interest represented by any Coupon, to the beneficial owner of which is not a United States Person (but without any requirement that the nationality, residence or identity of such beneficial owner be disclosed to the Company, any Paying Agent or any governmental authority), after deduction or withholding for or on account of such backup withholding tax or similar charge, other than a backup withholding tax or similar charge which is (a) the result of a certification, identification or information reporting requirement described in the first parenthetical clause of such paragraph, (b) imposed as a result of the fact that the Company or any Paying Agent has actual knowledge that the beneficial owner of this Debenture or such Coupon is within the category of Persons described in clause (a) of the immediately preceding paragraph, or (c) imposed as a result of presentation of this Debenture or such Coupon for payment more than 15 days after the date on which such payment becomes due and payable or on which payment thereof is duly provided for, whichever occurs later, will not be less than the amount provided for in this Debenture or such Coupon to be then due and payable.


        Except as specifically provided herein and in the Indenture, the Company shall not be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or any political subdivision or taxing authority thereof or therein. Whenever in this Debenture there is a reference, in any context, to the payment of the principal, if any, of, premium, if any, or interest on, or in respect of, any Debenture or any

Coupon, such reference shall be deemed to include the payment of Additional Amounts payable pursuant to the first and second preceding paragraphs to the extent that, in such context, Additional Amounts are, were or would be payable in respect of this Debenture pursuant to such paragraphs, and express reference to the payment of Additional Amounts (if applicable) in any provisions of this Debenture shall not be construed as excluding Additional Amounts in those provisions of this Debenture where such express reference is not made.


        Reference is hereby made to the further provisions of this Debenture set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth on the face hereof.


        Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof or its Authenticating Agent by the manual signature of one of its authorized signatories, neither this Debenture, nor any Coupon appertaining hereto, shall be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.


        IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed under its corporate seal and Coupons bearing the facsimile signature of one of its Officers to be annexed hereto.


Dated as of _________, ____


[Corporate Seal]                               KFx Inc.


                                               By: _______________________
                                                   Title:

Attest:

_______________________
Title:

                               [FORM OF REVERSE]


                                   KFx Inc.



                      6% CONVERTIBLE DEBENTURES DUE 2002



        This Debenture is one of a duly authorized issue of debentures of the Company designated as its "6% Convertible Debentures due 2002" (the "Debentures"), limited in aggregate principal amount to U.S. $25,000,000 issued and to be issued under an Indenture, dated as of July 25, 1997 (the "Indenture"), between the Company and First Bank National Association, doing business as Colorado National Bank, as Trustee (the "Trustee"), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Debentures and any Coupons appertaining thereto and of the terms upon which the Debentures are, and are to be, authenticated and delivered.


        No sinking fund is provided for the Debentures. The Debentures are subject to redemption, at the option of the Company, as a whole or in part from time to time, at any time after the second anniversary of the Initial Closing Date, at a Redemption Price equal to 130% of the principal amount plus accrued interest to the Redemption Date, and Debentures held by United States Aliens are also redeemable as a whole, but not in part, under the circumstances described in the next two succeeding paragraphs, at a Redemption Price equal to 100% of the principal amount plus interest accrued to the Redemption Date; provided, however, that interest installments on Debentures maturing on an Interest Payment Date on or prior to such Redemption Date will be payable only upon presentation and surrender of Coupons for such interest at an office or agency outside the United States (except as herein provided otherwise).


        If as a result of a Tax Law Change, the Company has or will become obligated to pay to the Holder of any Debenture or Coupon Additional Amounts, as described in the second paragraph of the face of this Debenture, and such obligation cannot be avoided by the Company taking reasonable measures available to it, then the Company may, at its option, redeem the Debentures as a whole, but not in part, at a Redemption Price equal to 100% of the principal amount plus interest accrued to the Redemption Date, but without reduction for any applicable United States withholding taxes; provided, however, that (i) no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be obligated to pay any such Additional Amounts were a payment in respect of the Debentures then due and (ii) at the time such notice of redemption is given, such obligation to pay such Additional Amounts remains in effect. Prior to the publication of any notice of redemption pursuant to this paragraph, the Company shall deliver to the Trustee (a) an Officers' Certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company so to redeem have occurred and (b) an Opinion of Counsel selected by the Company to the effect that the Company has or will become obligated to pay such Additional Amounts as a result of such Tax Law Change. The Company's right to redeem the Debentures shall continue as long as the Company is obligated to pay such Additional Amounts, notwithstanding that the Company shall have made payments of Additional Amounts specified in such second paragraph.

        In addition, if the Company determines, based upon an Opinion of Counsel selected by the Company, that as a result of a Tax Law Change, any payment made outside the United States by the Company or any of its Paying Agents of the full amount of principal, premium, if any, or interest due with respect to any Definitive Debenture or Coupon would be subject to any certification, identification or other information reporting requirement of any kind, the effect of which requirement is the disclosure by the Company, any Paying Agent or any governmental authority of the nationality, residence or identity of a beneficial owner of such Definitive Debenture or Coupon who is a United States Alien (other than such a requirement (a) which would not be applicable to a payment made by the Company or any one of its Paying Agents (i) directly to the beneficial owner or (ii) to any custodian, nominee or other agent of the beneficial owner, (b) which can be satisfied by the custodian, nominee or other agent certifying that such beneficial owner is not a United States Person, provided, that, in each case referred to in clauses (a)(ii) and (b), payment by such custodian, nominee or agent to such beneficial owner is not otherwise subject to any such requirement, with respect to the beneficial owner of such Definitive Debenture), the Company, at its election, will either (x) redeem the Definitive Debentures, as a whole but not in part, upon not less than 30 nor more than 60 days' notice prior to the Redemption Date, at a Redemption Price equal to 100% of the principal amount plus interest accrued to the Redemption Date, or (y) if and so long as the conditions of the fourth paragraph on the face hereof are satisfied, pay the Additional Amounts specified in such paragraph.


        The Company will make such determination and election and notify the Trustee and the Paying Agent thereof in writing as soon as practicable, and the Paying Agent will promptly give notice of such determination in the manner provided in the following paragraph (the "Determination Notice"), in each case stating the effective date of such certification, identification or information reporting requirement, whether the Company will redeem the Debentures or will pay the Additional Amounts specified in the third paragraph on the face hereof and (if applicable) the last date by which the redemption of the Debenture must take place. If the Company elects to redeem the Debentures, such redemption shall take place on a date, not later than one year after the publication of the Determination Notice, as the Company elects by notice in writing to the Trustee and the Paying Agent at least 45 days before the Redemption Date, unless shorter notice is acceptable to the Trustee. Notwithstanding the foregoing, the Company will not so redeem the Debentures if the Company, based upon an Opinion of Counsel selected by the Company subsequently determines, not less than 30 days prior to the Redemption Date, that subsequent payments would not be subject to any such requirement, in which case the Company will notify the Trustee in writing, and the Paying Agent will promptly give notice to the Holders of the Debentures of that determination and any earlier redemption notice will thereupon be revoked and of no further effect. If the Company elects as provided in clause (y) of the immediately preceding paragraph to pay Additional Amounts, the Company may, as long as the Company is obligated to pay such Additional Amounts, subsequently redeem the Debentures, at any time, as a whole but not in part, upon not less than 30 nor more than 60 days' notice prior to the Redemption Date, at a Redemption Price equal to 100% of the principal amount plus interest accrued to the Redemption Date, but without reduction for applicable United States withholding taxes with respect to which the Company is obligated to pay Additional Amounts.

        Notice of redemption will be given by publication in Authorized Newspapers in the City of London, England, and, so long as the Debentures are listed on the Luxembourg Stock Exchange and the rules of such stock exchange shall so require, in Luxembourg, or, if not practicable in either London, England, or Luxembourg, elsewhere in any country in Western Europe. Notice to the Holders will be given at least once not more than 60 nor less than 30 days prior to the Redemption Date as provided in the Indenture.


        If proper notice of redemption shall have been given, and if the Company shall have deposited with the Trustee or with any Paying Agent (other than the Company), for the benefit of the Holders of any of the Debentures called for redemption in whole or in part, funds (to be immediately available for payment) sufficient to redeem the Debentures to be redeemed on the date fixed for redemption, at the applicable Redemption Price, together with accrued and unpaid interest to the date fixed for redemption, then all obligations of the Company in respect of such Debentures shall cease and be discharged (except the obligation to issue Conversion Shares (as defined below) upon conversion of Debentures on or prior to the applicable Redemption Date in accordance with the terms of this Indenture and the Debentures), and the Holders of such Debentures shall thereafter be restricted exclusively to such funds for any and all claims of whatever nature on their part under the Indenture, or in respect of such Debentures (except with respect to any rights of conversion as above stated).


        The Debentures may be converted by Holders thereof, from time to time, in the minimum principal amount of $10,000 and integral multiples thereof, commencing 91 days after the Initial Closing Date and on or before the close of business on the Maturity Date (unless previously redeemed or repurchased), on written notice to the Company, at the Conversion Price described below (except that, in respect of any Debenture or Debentures, or portion thereof, called for redemption before such date or if a Holder thereof has exercised its right to require the Company to repurchase its Debenture or portion thereof pursuant to the Indenture, such right shall terminate at the close of business on the applicable Redemption Date or the Repurchase Date, as the case may be, unless the Company shall default in making payment due upon redemption or repurchase) thereof, subject to the terms and provisions of the Indenture, into (a) a whole number of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock (the "Conversion Shares") determined by dividing (i) the aggregate principal amount of the Debentures to be converted by (ii) the Conversion Price, and (b) an amount of money equal to the value of the fractional share remainder, if any, resulting from the calculation described in clause (a) above, to be paid in U.S. dollars based on the Conversion Price per share.


        "Conversion Price" means, prior to the Reset Conversion Date, $3.75 per share and on and after the Reset Conversion Date, the product of multiplying (x) the applicable Stock Price Factor, by (y) 90%, provided, however, in no event will the Conversion Price be less than U.S. $3.65 (the "Floor"), other than as a result of the operation of the anti-dilution provisions of the Indenture, regardless of the actual Stock Price Factor; and provided, further, that, notwithstanding the foregoing, if the exercise price of Warrant A is reduced, the Floor will be reduced on a dollar-for-dollar basis.


        "Stock Price Factor" means the average daily Closing Price Per Share for the 15 Trading Days immediately preceding the Reset Conversion Date. The Reset Conversion Date is

November 1, 1999.


        Debentures may be surrendered for conversion, subject to any applicable laws and regulations, at the office of the Conversion Agent outside the United States. Debentures surrendered for conversion must be accompanied by a duly executed Conversion Notice and all Coupons that mature after the Conversion Date. Fractional Shares will not be issued upon conversion; in lieu thereof, the remainder resulting from the conversion calculation shall be paid in cash in U.S. dollars, based on the Conversion Price per share of Common Stock. Upon the conversion of a Debenture, the Company will pay the converting Holder cash (in U.S. dollars) equal to any accrued and unpaid interest on the Debentures at the time of conversion. Subject to the operation of the adjustment provisions described below and specified in the Indenture, no payment or adjustment shall be made for dividends, if any, on shares of Common Stock issued upon conversion (unless the record date therefor is subsequent to the date of conversion). In the case of Debentures called for redemption, conversion rights will expire on the close of business on the Redemption Date.


        The Conversion Price shall be subject to adjustment upon the occurrence of certain enumerated events, including (a) the subdivision or combination of shares, the payment of a share dividend or distribution or any reclassification or capital reorganization of the Common Stock; or (b) the consolidation or merger of the Company with or into any other corporation, or sale or transfer of all or substantially all of the assets of the Company, (c) the distribution to holders of shares of Common Stock of evidence of Indebtedness or assets (other than regularly scheduled cash dividends); and (d) the sale of shares of Common Stock (or Convertible Securities) at a price per share less than the then current Conversion Price, subject to certain exceptions. No adjustment of the Conversion Price is required to be made until the cumulative adjustments otherwise required to be made amount to 1% of the Conversion Price as last adjusted.


        The Indenture contains covenants restricting the ability of the Company, subject to certain exceptions and qualifications, to incur additional indebtedness, pay dividends or make distributions in respect of its capital stock or purchase its capital stock; create Liens; enter into transactions with affiliates; or consolidate, merge or sell all or substantially all of its assets.


        In case an Event of Default, as defined in the Indenture, shall have occurred and be continuing, the principal of all of the Debentures may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture, by either the Trustee or the Holders of at least a 51% in aggregate principal amount of the Outstanding Debentures.


        The Holders of a majority in aggregate principal amount of Outstanding Debentures, subject to the provisions of the Indenture relating to the duties and rights of the Trustee, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the exercising of any trust or power conferred on the Trustee. However, the Trustee will have the right to decline to follow any such direction, if the Trustee determines that the action requested may not be lawfully taken, would subject the Trustee to liability, or would be unduly prejudicial to the other Holders. As a prerequisite to taking any such action, the Trustee may require the Holders requesting the same to provide it with reasonable security or indemnity against the cost, expenses and liabilities which may be incurred in connection with such action. The Holders of at least 25% in aggregate principal amount of Outstanding Debentures may call a meeting of Holders if the Trustee fails to do so within 10 days after receiving a request that it call such a meeting.


        Title to the Debentures and to the Coupons appertaining thereto will pass by delivery. The Company, any Paying Agent or Conversion Agent and the Trustee may (to the fullest extent permitted by applicable laws) deem and treat the Holder of any Debenture and the Holder of any Coupon as the absolute owner thereof for all purposes (whether or not the Debenture or a Coupon shall be overdue and, to the extent permitted by applicable law, notwithstanding any notice of ownership or writing on the Debenture or Coupon or any notice of previous loss or theft of the Debenture or Coupon).


        With the consent of the Holders (or persons entitled to vote, or to give consents respecting the same) of not less than a majority in aggregate principal amount of the Outstanding Debentures, the Company, when authorized by a Board Resolution, and the Trustee may, from time to time and at any time, enter into a supplemental indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights and obligations of the Holders of the Debentures, Coupons and of the Company; provided that, without the consent of the Holders of all Outstanding Debentures, no such supplemental indenture shall, among other things, (a) extend the fixed maturity of any Debenture, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable at maturity or upon redemption thereof, or (b) modify any of the provisions of this Indenture with respect to conversion of the Debentures in a manner adverse to the Holders thereof, or reduce the aforesaid percentage of Debentures, the Holders of which are required to consent to any such supplemental indenture.


        The Company may not enter into any amendment of this Indenture without the prior written consent of TCK, as long as (i) TCK owns at least 1,000,000 Shares, and (ii) either of Warrant A or Warrant B remains in effect.


        Except for liabilities arising under the Securities Act, no recourse shall be had for the payment of the principal of, premium, if any, or interest on any Debenture, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or in any supplemental indenture, or in any Debenture or Coupon or because of the creation of any indebtedness represented hereby shall be had against any incorporator, stockholder, officer, trustee, director, past, present or future, as such of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law or equity, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of the Indenture and the issue of the Debentures and Coupons.


        In the event of a Change of Control, each Holder shall have the right, during the 45-day period following receipt of notice of such occurrence, to require the Company to repurchase all or a portion of such Holder's Debentures at a cash purchase price equal to the principal amount plus accrued interest to the Repurchase Date.


        A "Change of Control" shall be deemed to have occurred at the time when a person or "group" [as defined in Section 13(d)(3) of the Exchange Act, as in effect on the date hereof] (other than the Existing Control Group) shall have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange
Act) of more than 50% of the aggregate Voting Stock of the Company, unless such acquisition shall have been approved by a two-thirds (66 2/3%) majority of the Continuing Directors of the Company.


        The Indenture, each Debenture and each Coupon appertaining thereto shall be deemed to be a contract made under the laws of the State of New York, United States of America, and for all purposes shall be governed by and construed in accordance with the internal substantive laws of such State, without giving effect to the choice of law rules of such State.


        No reference herein to the Indenture and no provisions of this Debenture or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Debenture at the time and place and at the rate and in the manner herein prescribed.


        All terms used in this Debenture which are defined in the Indenture have the meanings assigned to them in the Indenture.

                   ELECTION OF HOLDER TO REQUIRE REPURCHASE


      1. Pursuant to Section XV of the Indenture, the undersigned hereby elects to have this Debenture (or if less than the full principal amount hereof, the principal amount set forth below) repurchased by the Company.



      2. The undersigned hereby directs the Trustee or Paying Agent to pay to bearer an amount in cash equal to 100% of the principal amount hereof plus interest accrued to the Repurchase Date.



Dated: ________________                 ___________________________
                                        Signature


                                        ___________________________
                                        Signature Guaranteed

Principal amount to be repurchased: * $_______________________

Remaining principal amount following such repurchase:


_________
* Repurchasable in the minimum principal amount of $10,000 and integral multiples thereof.

      "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED PURSUANT TO REGULATION S, AN EXEMPTION FROM REGISTRATION PURSUANT TO THE PROVISIONS UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE TRANSFERRED, OFFERED OR SOLD PRIOR TO THE END OF THE FORTY (40)-DAY PERIOD (THE "RESTRICTED PERIOD") COMMENCING ON THE LATER OF (i) THE DATE THE SECURITIES ARE FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN REGULATION S) OR (ii) THE DATE OF THE FINAL CLOSING OF THE OFFERING OF THE DEBENTURES BY THE COMPANY, UNLESS SUCH TRANSFER, OFFER OR SALE (i) IS MADE IN AN "OFFSHORE TRANSACTION" AND NOT TO A "U.S. PERSON" (OTHER THAN A "DISTRIBUTOR") (AS SUCH TERMS ARE DEFINED IN REGULATION S) OR (ii) IS MADE PURSUANT TO REGISTRATION OR AN APPLICABLE EXEMPTION UNDER THE SECURITIES ACT. THE SECURITIES REPRESENTED BY THIS CERTIFICATE CANNOT BE SOLD EXCEPT PURSUANT TO THE TERMS AND CONDITIONS OF THE DEBENTURE SUBSCRIPTION AGREEMENT BETWEEN THE COMPANY AND THE INITIAL HOLDER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE, A COPY OF WHICH IS ON FILE AT THE OFFICES OF THE COMPANY."


      "BY REQUESTING THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE AFTER THE RESTRICTED PERIOD, THE HOLDER OF THIS CERTIFICATE REPRESENTS THAT IF SUCH TRANSFER IS MADE TO A U.S. PERSON, THAT AT THE TIME OF SUCH TRANSFER THE HOLDER IS NOT AN "AFFILIATE" OF THE COMPANY (AS SUCH TERM IS DEFINED IN THE SECURITIES ACT) OR AN "UNDERWRITER" OR "DEALER" (AS SUCH TERMS ARE DEFINED IN THE ACT), HAS NOT ENGAGED IN ANY SHORT SALES OR SIMILAR HEDGE TRANSACTIONS WITH RESPECT TO THE COMPANY'S SHARES OF COMMON STOCK DURING THE RESTRICTED PERIOD, IS NOT A "DISTRIBUTOR" AND SUCH TRANSFER IS NOT BEING MADE AS PART OF A PLAN OR SCHEME TO EVADE THE REGISTRATION PROVISIONS OF THE SECURITIES ACT."


      "ANY UNITED STATES PERSON WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAWS, INCLUDING THE LIMITATIONS PROVIDED IN SECTIONS 165(j) and 1287(a) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED."

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